As filed with the Securities and Exchange Commission on February 28, 2007
File No. 333-131713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
FORM S-8/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEARLY CANADIAN BEVERAGE CORPORATION
(Name of Registrant as specified in its charter)

British Columbia, Canada	98-0121238
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2267 10th Avenue West
Vancouver, British Columbia, Canada V6K 2J1
(800) 663-5658
(Address and telephone number of Registrant’s principal executive offices)

Stock Option Plan
2006 Equity Incentive Plan
Consulting Agreement with Bruce E. Morley Law Corporation
Consulting Agreement with Criterion Capital Corporation
Severance Agreement with Clive Shallow
(Full title of the plans)

Cairncross & Hempelmann, P.S.
524 Second Ave., Suite 500
Seattle, Washington 98104
(206) 587-0700
(Address and telephone number of agent for service of for service of process)

Copies of all communications to:
Timothy M. Woodland, Esq.
Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, Washington 98104

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) amends the Registration Statement on Form S-8 (No. 333-131713) originally filed by Clearly Canadian Beverage Corporation with the Securities and Exchange Commission on February 10, 2006.

We are filing this Amendment to amend the reoffer prospectus to be used by our employees, directors and consultants and to update the selling security holder table included therein. The reoffer prospectus may be utilized for reoffering and resales of shares of our common stock, deemed “restricted securities” or “control securities” acquired pursuant to the plans registered on the Registration Statement, in each case by an “affiliate” of us. The inclusion of any person in the selling security holder table of the reoffer prospectus should not be deemed a determination or an admission by us that such individual is in fact an affiliate of us.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) were sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, we will furnish to the Commission or its staff a copy of any or all of the documents included in the file

-i-

REOFFER PROSPECTUS

Clearly Canadian Beverage Corporation
2267 10th Avenue West
Vancouver, British Columbia
Canada V6K 2J1

11,950,000 Shares of Common Stock

This reoffer prospectus relates to:

  up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
  up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
  up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;
  up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and
  up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

These common shares may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. The selling security holders are current or former employees, officers and directors of our company who acquired stock options or shares of common stock as compensation for services performed for us. See “Selling Security Holders” below.

The price at which the selling security holders may sell the shares of common stock being offered by this prospectus will be determined by reference to the prevailing market price for the shares, or in negotiated transactions.

Although we may receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

The selling security holders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common shares are quoted on the OTC Bulletin Board under the trading symbol “CCEBF”. On February 23, 2007, the last reported closing price of our common stock was $3.17 per share on the OTCBB.

Our principal executive offices are located at 2267 10th Avenue West, Vancouver, British Columbia Canada V6K 2J1 and our telephone number is (604) 742-5300.

Investment in our common shares involves a high degree of risk.
See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated herein by reference. Unless otherwise indicated, the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares.

Market data and certain industry forecasts used throughout this prospectus and the documents incorporated by reference herein were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Clearly Canadian Beverage Corporation is organized under the laws of Canada, most of its officers and directors and some of the experts named in this prospectus are residents of Canada, and a substantial portion of its assets are located outside the United States.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our”, “Clearly Canadian” or similar terms refers to Clearly Canadian Beverage Corporation either alone or together with our subsidiaries. In this prospectus, unless otherwise indicated, all dollar amounts and references to “$” and “dollars” are to U.S. dollars.

Clearly Canadian® and Clearly Canadian O+2® are our registered trademarks. All other trademarks, product names and company names used in this prospectus are the property of their respective owner.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference. While we have included what we believe to be the most important information about our company and this offering, the following summary may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 4, the financial statements and related notes, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering. References in this prospectus to “our company,” “we,” “our,” and “us” refer to Clearly Canadian Beverage Corporation and our subsidiaries. Reference to “selling security holders” refers to those security holders listed herein who may sell shares from time to time as described in this prospectus.

Our Business

Our beverage business consists of producing, distributing and marketing premium alternative beverages and products, including Clearly Canadian® sparkling flavoured water and Clearly Canadian dailyEnergy, dailyVitamin and dailyHydration Natural Enhanced Waters, which are distributed in the United States, Canada and certain of our products are distributed in the Caribbean, Korea, Indonesia, and other countries. During the 2005 fiscal year, the largest markets for our products were the United States (approximately 78% of total sales), Canada (approximately 18% of total sales) and International (4%).

Our beverage products are considered “new age” beverages, a category which became identifiable in the mid-1980s. New age beverages are distinguishable from traditional soft drinks in that they generally contain natural ingredients, less sugar, and less or no carbonation. New age beverages are traditionally seen as healthful, premium-priced, distinctively packaged and distributed primarily through cold channels represented by convenience stores, delis and specialty stores.

In February 2007 we acquired 100% of the shares of DMR Food Corporation (“DMR”). DMR does business as Sweet Selections, which packages and markets organic and natural dried fruit and nut snack foods, including the brands Sunridge Farms, Naturalife, Sweet Selections, Simply by Nature and Glengrove Organics. These brands are primarily sold in major food retailers and natural stores throughout Eastern Canada, however, some of the brands are sold in other parts of Canada.

As a result of the DMR acquisition, we are now focused both on expanding our beverage business and our organic and natural snack food business, including creating new premium brands for both businesses, developing product extensions and reformulations for existing brands, expanding the sales and distribution networks for all of our products and taking advantage of sales and marketing synergies of our beverage and snack food business.

Clearly Canadian Beverage Corporation was incorporated under the Company Act (British Columbia) by registration of its memorandum and articles under the name of Cambridge Development Corporation on March 18, 1981. We subsequently changed our name to Bridgewest Development Corporation on October 28, 1983, to BDC Industries Corp. on November 15, 1984 and to The Jolt Beverage Company, Ltd. on September 3, 1986. On December 14, 1987, The Jolt Beverage Company, Ltd. amalgamated with Interbev Packaging Corp. and Brewmaster Systems Ltd. and on May 13, 1988 we changed our name to The International Beverage Corporation. We adopted our current name on May 14, 1990. We are now governed by the Business Corporations Act (British Columbia).

Our principal executive offices are located at 2267 10th Avenue W., Vancouver, British Columbia, Canada V6K 2J1. Our telephone number is (604) 742-5300 and our website address is www.clearly.ca. The information contained on our web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

We have four wholly-owned subsidiaries: CC Beverage (U.S.) Corporation; Clearly Canadian Beverage (International) Corporation; Blue Mountain Springs Ltd. and DMR Food Corporation.

RISK FACTORS

Investing in our common shares involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the risks described below before purchasing our common shares. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our common shares could decline, and you might lose all or part of your investment.

Risks Related to Our Business

There is a risk to our operating as a going-concern. If we cannot fund our operations from revenues or financing efforts, we may have to change our business plan, significantly reduce or suspend our operations, sell or merge our business.

Our financial statements have been prepared on the assumption that we are a going concern and will be able to realize our assets and discharge our liabilities in the normal course of business; however, certain events and conditions cast substantial doubt on this assumption, as described in our independent auditor’s report on the December 31, 2005 consolidated financial statements. We had a loss of $6,069,000 for the year ended December 31, 2005 and a loss of $6,876,000 for the nine months ended September 30, 2006. At September 30, 2006 we had working capital of $6,211,000, an accumulated deficit of $75,590,000 and a shareholders’ equity of $8,643,000. At December 31, 2005 we had a working capital deficit of $446,000, an accumulated deficit of $68,714,000 and a shareholders’ equity of $1,724,000. For the year ended December 31, 2004, we had a loss of $5,531,000. At December 31, 2004 we had a working capital deficit of $4,370,000, an accumulated deficit of $62,334,000 and a shareholders’ deficiency of $3,515,000. Operations for the years ended December 31, 2005 and December 31, 2004 have been funded primarily from the issuance of capital stock and the continued support of creditors.

Management has continued to take steps to try to improve our financial results and cash flows. During fiscal 2005 and into fiscal 2006, we completed a corporate restructuring and raised approximately $14 million of equity financing to fund working capital requirements. Nonetheless, we may need to seek additional sources of debt and/or equity financing in the future to fund our operations and working capital requirements until we can achieve a self sustaining level of sales. We continue to experience significant losses from operations.

The financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

We have a history of operating losses which are likely to continue unless we significantly increase sales volume and maintain fixed and variable costs.

We incurred net losses of $6,069,000, $5,531,000 and $3,713,000 for the year ended December 31, 2005, December 31, 2004 and December 31, 2003 respectively. We incurred additional losses during the year ended December 31, 2006. We believe that to operate at a profit we must significantly increase the sales volume for our products, achieve and maintain efficiencies in operations, maintain fixed costs at or near current levels and avoid significant increases in variable costs relating to production, marketing and distribution. Our ability to significantly increase sales from current levels will depend primarily on success in maintaining and/or increasing market share and availability for our Clearly Canadian® sparkling flavoured water and expanding distribution of our other beverage product lines and snack food products into new geographic distribution areas, particularly in the United States and Canada. Our ability to successfully enter new distribution areas will, in turn, depend on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our current brands and products in target markets, the ability to price our products at levels competitive with competing products, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce new brands and products.

We have experienced a trend of declining revenue and may never be profitable.

We have experienced a declining revenue trend since 1998 and earlier. For the year ended December 31, 2005, we had sales revenues of $9,141,000, compared to revenues of $11,586,000 in 2004, $13,270,000 in 2003, $20,205,000 in 2002, $23,257,000 in 2001 and $23,247,000 in 2000. This declining revenue trend occurred while the industry for the new age beverage category, according to Beverage Marketing Corporation of New York, has grown in market size in the United States from $3.8 billion in wholesale dollar sales in 1992 to $14.7 billion in 2003 (on volumes of 4.6 billion gallons). Competition has intensified in the new age beverage category and we compete for market share against some companies with substantially greater marketing, personnel, distribution and production resources. In an effort to compete over the past five years, we spent substantial resources marketing and repositioning our Clearly Canadian® sparkling flavoured water brand and introducing new brands, including Clearly Canadian O+2®, Tré Limone® and Reebok Fitness Water beverage products. Despite such marketing efforts, we had only limited success with the Tré Limone® and Reebok beverage products and we no longer market either of these products. We may not be successful in reversing the declining revenue trend, and we may not be able to generate sufficient revenues from sales to return to profitability.

We depend on key management employees.

Our business is dependent upon the continued support of existing senior management, including our President, Brent Lokash and David Reingold, the previous owner of DMR. Mr. Lokash was appointed as our President on September 29, 2005 following the resignation of Douglas Mason as President, and he has been responsible for our business planning, corporate and brand initiatives and financings. Mr. Reingold has operated DMR since its inception and has agreed to operate DMR as our wholly owned subsidiary until 2010. The loss of Mr. Lokash, Mr. Reingold or any key members of our existing management, could adversely affect our business and prospects.

Our operations may be adversely affected by exchange controls, currency fluctuations, taxation laws and other laws or policies of Canada, the United States or other countries.

Our operations are carried out primarily in Canada and in the U.S., with less significant operations in other countries. Such operations and the associated capital investments could be adversely affected by exchange controls, currency fluctuations, taxation laws and other laws or policies of Canada, the United States and other countries affecting foreign trade, investment and taxation, which, in turn, could affect our current or future foreign operations.

Our future operating results are subject to a number of uncertainties.

Our future operating results are subject to a number of uncertainties, including our ability to market our beverage products and to develop and introduce new products, our ability to penetrate new markets, the marketing efforts of distributors and retailers of our products, most of which also distribute or sell products that are competitive with our products, the number, quantity and marketing forces behind products introduced by competitors and laws and regulations and any changes thereto, especially those that may affect the way in which our products are marketed and produced, as well as laws or regulations that are enforceable by such regulatory authorities as the Food and Drug Administration.

Our results of operations have fluctuated and are likely to continue to fluctuate.

Our results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant product orders, increased cost in the completion of product orders, increased competition, regulatory and other developments in our markets, changes in the demand for our products, the cancellation of product orders, difficulties in collection of receivables, the timing of new product introductions, changes in pricing policies by us and our competitors, delays in the introduction of products by us, expenses associated with the acquisition of production resources and raw materials from third parties, the mix of sales of our products, seasonality of customer purchases, personnel changes, political and economic uncertainty, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

We believe that economic developments and trends have adversely affected and may continue to affect levels of consumer spending in the markets that we serve. We believe that these and other factors have adversely affected demand for our products. While we believe that economic conditions in certain of our markets show signs of improvement, we also believe that economic conditions and general trends are likely to continue to affect demand for premium priced beverage products such as we produce and sell. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts with third parties, such as distributors and retailers, to whom we sell products.

Because we are unable to forecast with certainty the receipt of orders for products and our expense levels are relatively fixed and are based, in part, upon our expectation of future revenue, if revenue levels fall below expectations, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of our expenses vary with our revenue.

Based on all of the foregoing factors, we believe that our quarterly and annual revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations may not necessarily be meaningful and that such comparisons should not be relied upon as an indication of future performance.

Our intellectual property rights are critical to our success, and the loss of such rights could materially and adversely affect our business.

We regard our trademarks, trade dress, copyrights, trade secrets and similar intellectual property as critical to our success and we attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to forestall infringement. We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. In the past, we have licensed elements of our distinctive trademarks, trade dress and similar proprietary rights to third parties, and we anticipate that we may license such elements in the future as well. While we attempt to ensure that the quality of our brand is maintained by such licensees, no assurances can be given that such licensees will not take actions that might materially and adversely affect the value of our proprietary rights or the reputation of our products, either of which could have a material adverse effect on our business. Furthermore, there can be no assurance that third parties will not infringe or misappropriate our trademarks, trade dress and similar proprietary rights. Despite our precautions, some or all of the trade secrets and other know-how that we consider proprietary could be independently developed, could otherwise become known by others or could be deemed to be in the public domain. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

Increases in the cost of packaging and raw materials could reduce profits.

We spend significant amounts on packaging for our products. We consider packaging to be an important component in the sale of our beverage products. Packaging has been very important to our success and helps to distinguish our products from those of our competitors. We purchase our primary packaging supplies, including bottles, caps, preforms, plastic sleeves, labels and trays from outside vendors.

In addition, we purchase a significant portion of the ingredients needed to produce both our beverage and snack food products, including sweeteners, flavors, carbon dioxide and dried fruits and nuts, from outside vendors. We rely on our ongoing relationships with key suppliers to support our operations and in respect of our snack food business, we rely, in part, on the availability of certified organic fruit and nuts If the cost of our packaging or raw materials increases significantly, or if the availability of our packaging or raw materials is restricted by such factors as production capacity or poor crops, the total cost of our products could increase significantly, which could adversely affect the sales of our products, as well as our financial performance. For example, we are currently experiencing difficulty in obtaining glass bottles from our existing and alternate suppliers due to their capacity constraints, even at materially higher than historical costs.

We have made estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of our financial statements.

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of our financial statements in conformity with Canadian GAAP. Actual results could differ significantly from anticipated results should such estimates and/or assumptions prove to be materially incorrect or inaccurate. We believe that the information provided in the notes to our financial statements address our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and beyond our control.

Our directors, officers, promoters and other members of management may serve as directors, officers, promoters and other members of management of other companies, therefore it is possible that a conflict of interest may arise.

Certain of our directors, officers, and other members of management, including Brent Lokash, Matthew J. Hoogendoorn, Andrew Strang, David Reingold, David Parkes, Cameron Strang and Marco Markin, presently serve as directors, officers, promoters and members of management of other companies and therefore it is possible that a conflict may arise between their duties as a director, officer, promoter or member of management of Clearly Canadian and their duties as a director, officer, promoter or member of management of such other companies.

Our directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and we will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of our directors or officers. All such conflicts will be disclosed in accordance with the provisions of applicable corporate legislation and directors or officers will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

We are incorporated in British Columbia, Canada, some of our directors and officers live in Canada, and most of our assets are in Canada, and as such investors may have difficulty initiating legal claims and enforcing judgments against us and our directors and officers.

We are a corporation existing under the laws of British Columbia and the majority of our assets and operations are located, and the majority of our revenues are derived, outside the United States. We have appointed an agent to receive service of process in the United States. It may not be possible for shareholders to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, most of our directors and officers are citizens and residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. While reciprocal enforcement of judgment legislation exists between Canada and the U.S., we and our insiders may have defences available to avoid in Canada the effect of U.S. judgments under Canadian law, making enforcement difficult or impossible, and as such there is uncertainty as to whether Canadian courts would enforce (a) judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (b) in original actions brought in Canada, liabilities against us or such persons predicated upon the United States federal and state securities laws. Therefore, our shareholders in the United States may have to avail themselves of remedies under Canadian corporate and securities laws for perceived oppression, breach of fiduciary duty and like legal complaints. Canadian law may not provide for remedies equivalent to those available under U.S. law.

Risks Related to Our Industries

Our industries are very competitive and we may not be able to achieve long term successes.

Our products compete, for retail shelf space and consumer purchases, with a number of established brands and new products that target the same markets as we do. We compete against major manufacturers of both traditional and new age beverages, and conventional dried fruit and nut snack foods as well as organic and natural dried fruit and nut snack foods, many with substantially greater marketing, cash, distribution, production, technical and other resources than us. Although the size of both the new age beverage market and the organic and natural snack food market has grown, the competition and number of brands has also increased. There can be no assurance that future growth of these markets will result in increased demand for our products. Our market distribution and penetration may be limited as competition increases. Based on industry information, the product lifecycle for beverage and snack food brands and products may be limited to a few years in a geographic distribution area before consumers’ taste preferences change. The development of new beverage products requires a significant investment of capital and there can be no assurance that such new products, when introduced, will be accepted by consumers. Our current products are in varying stages of their lifecycles. We expect that these lifecycles will vary from product to product, and there can be no assurance that such products will either become or remain profitable for us. A failure or inability to introduce new brands, products or product extensions into the marketplace as existing products mature would likely prevent us from achieving long-term profitability.

We are dependent on the distribution services of distributors and major customers in order to distribute and sell our beverage products to retailers and consumers.

For our beverages, we rely, to a significant extent, on the distribution services of distributors in order to distribute and sell our beverage products to retailers and consumers. Over recent years, we have observed an increased consolidation of distribution services within the new age beverage industry. Traditional soft drink companies, which also own or operate distribution companies that provide distribution services to new age beverage companies, have acquired or developed new age beverage products. As a result of these developments, these distribution companies that are associated with traditional soft drink beverage companies are less willing to distribute and sell other companies’ new age beverage products, especially if such products compete with the products that the traditional soft drink companies have within their portfolio of beverages. In view of these developments, we attempt to diversify our distribution network to align ourselves with distribution companies that are not affiliated only with traditional soft drink beverage companies. Our recent efforts include a transition from our largest distributor, the Dr. Pepper/Seven-Up Bottling Group, which has been distributing our products in the Mid West and South West of the United States, to a network of these other types of distributors who distribute a variety of alternative beverages. There is no assurance that the volume of sales from these new distributors will match or exceed the volume of sales which in the past was generated by the Dr. Pepper/Seven-Up Bottling Group, and this distributor change may have an adverse impact on our sales and results of operations. In addition, for the year ended December 31, 2006, over 20% of our beverage sales were to one customer and approximately 50% of DMR’s organic and natural snack food sales were to one customer. There is no assurance that the volume of sales to either customer will match or exceed the volume of sales which in the past was generated by these customers and lower sales to these customers may have an adverse impact on our sales and results of operations.

Our industries are heavily regulated and we must be in compliance with current and changing rules and regulations.

The production and marketing of our beverage and snack food products, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial condition and operations. Similarly, any adverse publicity associated with any non-compliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we cannot anticipate whether and to what degree changes in these rules and regulations will impact our business.

We may be unable to maintain our market share and as a result our financial performance may suffer.

The beverage and snack food consumption trends of consumers are subject to constant change, whether due to taste, price, marketing, competitive factors, social trends or fads or other factors, many of which are beyond our ability to reasonably predict or control. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are marketed as premium products and are sold at premium prices. Consumers may perceive the pricing of our products as not affordable. To maintain market share, we need to anticipate and respond to changing consumer preferences, and we may also have to reduce profit margins which would adversely affect our prospects and results of operations. If we are unable to adequately respond to changing consumer preferences, our market share will decline, our revenues will decline and our financial condition will be adversely affected.

Our industries are subject to seasonal variations in demand.

Sales of both beverage products and snack food products are subject to seasonal variations in demand. For example, consumers in North America typically consume fewer beverage products in the late fall, winter and early spring months and consume a higher amount of snack food around holidays. As a result, our sales and results of operations vary seasonally and such variations may be significant.

Risks Related to our Capital Stock

BG Capital Group beneficially owns a majority of the voting power and effectively controls our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

As of February 23 2007, BG Capital Group Ltd. is the holder of 3,072,803 of our common shares, 600,000 (100% of class) of our Class B Preferred shares which are convertible into 2,460,000 common shares, and holds warrants to acquire an additional 4,000,000 common shares at a price of $1.25 per share. In the event BG Capital were to convert its Class B Preferred shares into common shares and exercise all of its rights to acquire stock on the exercise of warrants issued in connection with previous financings, as of February 23, 2007, it would own approximately 35% of our common shares. In addition, BG Capital has been issued 1,120,000 Variable Multiple Voting Shares (See “Description of Share Capital” below) on the conversion of 1,400,000 Class B Preferred shares, and will receive an additional 480,000 Variable Multiple Voting Shares on the conversion of the 600,000 Class B preferred shares still outstanding. Based on 18,071,101of the company’s common shares presently issued and outstanding, the number of votes accruing by formula to each Variable Multiple Voting Share is approximately 17.05, for a total of 19,102,352 votes. The ownership of the Variable Multiple Voting Shares has the effect of increasing BG Capital’s outstanding voting power further. Accordingly, this single shareholder can influence the outcome of shareholder votes, involving the election of directors, the adoption or amendment of provisions in our articles of association and the approval of mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by BG Capital could have the effect of delaying, deferring or preventing a change in control of our company.

In addition, we have a shareholders’ rights plan and super majority approval requirements, each of which may prevent or delay a change of control.

Future financings and exercise of the outstanding options and warrants could result in significant dilution to our shareholders.

During 2006 we completed several private placements, resulting in the issuance of common and preferred shares and common share purchase warrants. Additionally, we may need to seek additional sources of debt or equity financings in the future to fund our operations and working capital requirements. As we issue stock or convertible securities in the future, including for any future financing, those issuances would also dilute our shareholders. If additional funds are raised through the issuance of equity or convertible debt securities, the newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders. Furthermore, if additional shares are issued or if we acquire other businesses through the sale of equity securities, our shareholders’ will be diluted.

In addition, we have reserved, in aggregate, 1,750,000 common shares for issuance upon exercise of options under our 2005 Stock Option Plan, and 10,000,000 common shares for issuance upon exercise of options or other stock-based awards under our 2006 Equity Incentive Plan. As of February 23, 2007, we had granted options exercisable to acquire up to 3,021,387 common shares at exercise prices ranging from $1.00 to $13.50 per share under these plans and our 1997 Stock Option Plan. As of February 23, 2007, there are outstanding warrants to purchase up to 8,854,833 shares at exercise prices ranging from $1.25 to $4.00 per share. The issuance of shares under either of our stock plans or upon exercise of any of the outstanding share purchase warrants will also dilute our shareholders.

Our shares have experienced significant price volatility and continued volatility may adversely affect the price of our common shares.

Our common share price has experienced significant price volatility, with closing trading prices on the OTC Bulletin Board ranging from $4.50 (high) to $1.60 (low) during the year ended December 31, 2004, from $2.50 (high) to $1.10 (low) during the year ended December 31, 2005, and from $4.41 (high) to $2.05 (low) during the year ended December 31, 2006. There are many reasons for fluctuations in trading, including announcements of developments related to our business, fluctuations in operating results, failure to meet investor expectations, general conditions in the beverage industry and the worldwide economy, announcements of innovations, new products or product enhancements by us or our competitors, acquisitions and divestitures, changes in governmental regulations, developments in licensing arrangements and changes in relationships with trade partners and suppliers. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of our common shares.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of the common stock and make it difficult for shareholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, an investor in our common stock may have difficulty reselling his or her shares.

Because our common stock is considered a “penny stock,” our shareholders’ ability to sell or buy shares in the secondary trading market may be limited.

Our common stock is subject to certain rules and regulations relating to “penny stock.” A “penny stock” is generally defined as any equity security that has a price less than $5.00 per share and that is not quoted on the NASDAQ Stock Market or a national securities exchange. Being a penny stock generally means that any broker who wants to trade in our shares (other than with established clients and certain institutional investors) must comply with certain “sales practice requirements,” including delivery to the prospective purchaser of the penny stock a risk disclosure document describing the penny stock market and the risks associated therewith. In addition, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

  obtaining financial and investment information from the investor;
  obtaining a written suitability questionnaire and purchase agreement signed by the investor; and
  providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock, and as a practical matter, these requirements may mean that brokers are less likely to make recommendations on our shares to its general clients.

As a result, for as long as our common stock is subject to these penny stock rules, our shareholders may have difficulty in selling their shares in the secondary trading market. In addition, prices for shares of our common stock may be lower than might otherwise prevail if our common stock were quoted on the NASDAQ Stock Market or traded on a national securities exchange, like The New York Stock Exchange or American Stock Exchange. This lack of liquidity may also make it more difficult for us to raise capital in the future through the sale of equity securities.

Sales of a substantial number of our common shares into the public market by the selling security holders may result in significant downward pressure on the price of our common shares and could affect the ability of our shareholders to realize the current trading price of our common shares.

Our common shares are traded on the OTC Bulletin Board under the symbol “CCBEF”. The sale of a substantial number of our common shares in any public market could cause a reduction in the market price of our common shares. As of February 23, 2007, there were 18,071,101 common shares and 600,000 shares of Class B preferred stock issued and outstanding. When this registration statement is declared effective, the selling security holders may be reselling up to 11,950,000 common shares and, as a result of this registration statement, a substantial number of our shares of our common shares may be available for immediate resale, which could have an adverse effect on the price of our common shares.

Any significant downward pressure on the price of our common shares as the selling security holders sell such common shares could encourage short sales by the selling security holders or others. Any such short sales could place further downward pressure on the price of our common shares.

If we were to lose our foreign private issuer status, we would likely incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, we are exempt from certain of the provisions of U.S. securities laws. For example, the U.S. proxy solicitation rules, Regulation FD and the Section 16 short swing profit rules do not apply to foreign private issuers. However, if we were to lose our status as a foreign private issuer, these regulations would immediately apply and we would also be required to commence reporting on forms required of U.S. companies, such as Forms 10-KSB, 10-QSB and 8-K, rather than the forms currently available to us, such as Forms 20-F and 6-K. In addition, if we were to lose our foreign private issuer status, we would be subject to additional restrictions on offers and sales of securities outside the United States, including in Canada. Compliance with these additional securities laws would likely result in increased expenses. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the generally more restrictive Regulation S requirements that apply to U.S. companies, and we would no longer be able to utilize certain of the forms available for registered offerings by Canadian companies in the U.S., which could limit our ability to access the capital markets in the future.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, or “potential” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled “Risk Factors”, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Registration Statement. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the consolidated capitalization and indebtedness as of December 31, 2006 giving retroactive application to the February 2007 acquisition of DMR, and proforma to give effect to the issuance of all 2,923,284 common shares upon exercise of options granted to date under our Stock Option Plan dated April 29, 2005 and our 2006 Equity Incentive Plan dated February 1, 2006. This table is presented in Canadian GAAP and should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. The retroactive application of the February 2007 acquisition of DMR has the effect of adding bank indebtedness of $137,000, accounts payable of $670,000 and current and long term acquisition debt of $2,188,000 to the December 31, 2006 indebtedness of the Company and $315,000 for the value ascribed to share purchase warrants issued in connection with the acquisition which has been added to the December 31, 2006 stockholders’ equity of the Company.

			Pro Forma as of
	As of December	Pro Forma	December 31,
	31, 2006	Adjustments	2006
	(in thousands)	(in thousands)	(in thousands)
	(unaudited)	(unaudited)	(unaudited)

Current Liabilities
Bank indebtedness	137		137
Accounts payable and accrued liabilities	2471		2,471
Acquisition debt	386		386
	2,994		2,994

Long term –Acquisition debt	1,802		1,802

Total liabilities	4,796		4,796

Capital Stock
Authorized
Unlimited common shares without par value
Unlimited Multiple Voting Shares without par value
2,000,000 Class A preferred shares
2,000,000 Class B preferred shares
Outstanding as of December 31, 2006: 1,600,000 Class B
preferred shares.	1,600		1,600

Issued as of December 31, 2006: 13,917,153 common shares
without par value. Proforma: 16,840,437 common shares
without par value
Outstanding as of December 31, 2006: 13,879,853 common shares without par value. Proforma: 16,803,137 common shares
without par value	75,599	5,130	80,729
Contributed surplus	8,529		8,529
Cumulative translation account	(1,181)		(1,181)
Deficit	(77,031)		(77,031)
Total stockholders’ equity	7,516	5,130	12,646

Total Liabilities and Stockholders’ Equity	12,312	5,130	17,442

THE OFFERING

This prospectus relates to the resale by the selling security holders of Clearly Canadian Beverage Corporation listed herein, of up to 11,950,000 shares of common stock. These shares consist of the following:

  up to an aggregate of 1,750,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated April 29, 2005;
  up to an aggregate of 10,000,000 shares of our common stock which may be issued pursuant to the terms of our 2006 Equity Incentive Plan dated February 1, 2006;
  up to 100,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;
  up to 75,000 shares of our common stock which we issued as part of severance compensation pursuant to the terms of a consulting agreement dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and
  up to 25,000 shares of our common stock which we issued on October 17, 2005 to an ex-employee as part of his severance compensation pursuant to the terms of a written severance agreement dated October 17, 2005.

These common shares may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. Although we will receive payment of the exercise price from those of the selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will however pay for all of the costs associated with the filing of this registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common shares being offered for sale by the selling security holders. To the extent that the selling security holders exercise their stock options and pay for their exercise price in cash, we will receive payment of the exercise price. We will use the net proceeds from the exercise of the options for general working capital.

SELLING SECURITY HOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock by the named selling shareholders as of February 23, 2007, and the number of common shares covered by this prospectus. The following table assumes that the selling security holders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Except as noted below, the shares offered for sale constitute all of the common shares known to us to be beneficially owned by the respective selling security holder. Except as set forth in the table below, to our knowledge, following the offering and sale of the shares, none of the selling security holders will beneficially own more than one percent of the issued and outstanding shares of common stock.

We will not receive any of the proceeds from the sale of the shares offered under this prospectus; although we will receive proceeds to the extent any of the stock options are exercised for cash.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Other than the relationships described below, none of the selling security holders has, nor have they within the past three years had, any material relationship with us. To our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

The applicable percentages of ownership of shares of common stock shown in the table below are based on an aggregate of 18,071,101 common shares issued and outstanding on February 23, 2007. The number of shares shown in the table as beneficially owned is determined under rules promulgated by the Commission. Unless otherwise noted, the address of the selling stockholders is c/o Clearly Canadian Beverage Corporation, 2267 10th Avenue West, Vancouver, BC, V6K 2J1.

				Shares Beneficially
	Shares Beneficially Owned		Number of	Owned
	Prior to Offering		Shares Being	After Offering
Name	Number (1)	Percent	Offered	Number (1)	Percent

Brent Lokash (2)	735,000	3.9%	705,000	30,000	**
Andrew Strang (3)	596,750	3.2%	520,000	76,750	**
Cameron Strang (4)	406,055	2.2%	100,000	306,055	1.7%
Marco Markin (5)	50,000	**	50,000	0	--
David Parkes (6)	224,500	1.2%	50,000	174,500	1.0%
David Reingold (7)	2,425,000	11.8%	25,000	2,400,000	11.7%

TOTAL	4,437,305	22.7%	1,450,000	2,987,305	14.9%

_______________
**	Less than one percent.

(1)	Includes common shares underlying stock options and warrants that are exercisable within 60 days of the date of February 23, 2007 (“Vested Options”).
(2)

Brent Lokash is our President, and a director. The number of common shares listed as beneficially owned includes 615,000 common shares issuable upon exercise of Vested Options (out of a total of 740,000 stock options currently held by him), 30,000 common shares issuable upon exercise of Series A share purchase warrants held by Mr. Lokash, and up to 90,000 common shares issuable to BRL Consulting Inc., a private company owned by him, under the 2006 Equity Incentive Plan in payment of consulting fees for the period March 1, 2007 to March 1, 2008, pursuant to the terms of an amended consulting agreement between us and BRL Consulting. The Series A share purchase warrants are currently exercisable at an exercise price of $1.25 per share and expire on the date that is two years from the effective date of the registration statement filed with the SEC with respect to the shares issuable thereunder.

(3)

Andrew Strang currently holds the position of Chief Operating Executive. Mr. Strang is currently an employee, and previously served as a consultant to us from February 1, 2006 until December 31, 2006. The number of common shares listed as beneficially owned by him includes 450,000 common shares issuable upon exercise of Vested Options (out of a total of 550,000 stock options currently held by him), and 5,000 shares owned by Altamont Investments Ltd., for which Andrew Strang is the sole shareholder and has sole voting and dispositive power, and up to 70,000 common shares issuable to him under the 2006 Equity Incentive Plan in payment of consulting fees for the period March 1, 2007 to December 31, 2007, pursuant to the terms of an amended consulting agreement between us and Andrew Strang. Does not include 55,750 shares held in a Registered Retirement Savings Plan for Mr. Strang’s wife, for which shares Mr. Strang disclaims beneficial ownership. Mr. Andrew Strang is the brother of Cameron Strang, one of our directors.

(4)

Cameron Strang has served as a director of our company since May 5, 2005. The number of common shares listed as beneficially owned by him includes 100,000 common shares issuable upon exercise of fully-vested stock options. Mr. Cameron Strang is the brother of Andrew Strang, our Chief Operating Executive.

(5)

Marco Markin has served as a director of our company since May 5, 2005. The number of common shares listed as beneficially owned by him includes 100,000 common shares issuable upon exercise of fully-vested stock options.

(6)

David Parkes has served as a director of our company since May 15, 2006. The number of common shares listed as beneficially owned by him includes 50,000 common shares issuable upon exercise of fully-vested stock options.

(7)

David Reingold is the President of our wholly-owned subsidiary DMR Food Corporation. The number of common shares listed as beneficially owned by him includes 25,000 shares issuable to him under Vested Options (out of a total of 50,000 options currently held by him), and warrants for the purchase of a total of 2,400,000 common shares at a price of $4.00 per share, expiring February 5, 2010. The warrants are held as to 1,750,000 by David Reingold, and as to 650,000 by Lisa Reingold, his spouse. The warrants were acquired as partial consideration for our purchase of 100% of the stock in DMR Foods Corporation.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees, transferees, distributees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. For purposes of this prospectus, these pledgees, assignees, transferees, distributees and successors-in-interest are considered selling security holders. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales;
  an underwritten public offering;
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling security holders may also resell shares under Rule 904 of Regulation S, Rule 144 or Rule 144(k) under the Securities Act, if available, rather than under this prospectus.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, if such sale is made pursuant to this prospectus .

We have advised each selling security holder that it may not use shares registered on this registration statement to cover short sales of common shares made prior to the date on which this registration statement shall have been declared effective by the Commission. The selling security holder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such selling security holder in connection with resales of their respective shares under this registration statement.

The selling security holders may pledge their shares to their respective brokers under the margin provisions of customer agreements. If the selling security holders default on a margin loan, the brokers may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

All expenses of the registration statement including, but not limited to, legal accounting, printing and mailing fees are and will be borne by us. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling security holder.

DESCRIPTION OF SHARE CAPITAL

As of February 23, 2007, our issued and authorized share capital consisted of the following:

  an unlimited number of common shares without par value (designated as “Limited Voting Shares”), of which 18,071,101 shares are issued and outstanding;
  an unlimited number of Variable Multiple Voting Shares, of which 1,120,000 shares are issued and outstanding;
  2,000,000 Class A Preferred Shares, none of which are issued and outstanding; and
  2,000,000 Class B Preferred Shares, 600,000 shares of which are issued and outstanding and 1,400,000 shares of which have been converted into common shares.

In addition, as of February 23, 2007, there were 3,021,387 common shares issuable upon exercise of outstanding stock options at exercise prices ranging from $1.00 to $13.50 per share, and 8,854,833 common shares issuable upon exercise of outstanding share purchase warrants at exercise prices ranging from $1.25 to $4.00 per share.

We held a special general meeting of shareholders on March 16, 2006, at which the shareholders approved (a) the redesignation of the common shares as “Limited Voting Shares” and (b) the creation of a class of “Variable Multiple Voting Shares.” Holders of Variable Multiple Voting Shares are entitled to multiple votes at all meetings of common shareholders, and the number of votes attached to each Variable Multiple Voting Share is equal to the greater of (i) ten and (ii) ten times a fraction the numerator of which is the number of issued common shares (other than the common shares issued from time to time on conversion of the Class B Preferred shares) and the denominator of which is the number of issued common shares on March 16, 2006.

Common Shares (Limited Voting Shares)

Each common share entitles the holder to one vote at any meeting of our shareholders, to receive, as and when declared by the Board of Directors, dividends in such amounts as shall be determined by the Board of Directors; and to receive any remaining property in the event of liquidation, dissolution or winding-up of our company.

Class A Preferred Shares

The rights attached to the Class A Preferred Shares include the right to dividends in the amount of 10% per annum payable quarterly in advance (payable by the issuance of common shares calculated at a share price equal to the ten day average closing price of our common shares on the OTC Bulletin Board market preceding the date of issuance of such dividend shares), the right to one vote for each Class A Preferred Share on any vote of the common shares, and the right of conversion into common shares at a conversion price equal to the ten day average trading price of common shares on the OTC Bulletin Board market preceding the date of conversion. The Class A Preferred Shares rank, as to dividends, redemptions, and the distribution of assets upon liquidation, prior to (i) the common shares and (ii) any class or series of shares of our capital stock created subsequent to these Class A Preferred Shares which by their terms ranks junior to the Class A Preferred Shares and junior to the Class B Preferred Shares; and junior to (iii) the Class B Preferred Shares and (iv) any class or series of shares of our capital stock created subsequent to the Class A Preferred Shares which by their terms ranks senior to the Class A Preferred Shares (the “Senior Securities”); and pari passu with (v) any class or series of shares of our capital stock created subsequent to the Class A Preferred Shares by their terms ranks on a parity with the Class A Preferred Shares.

Class B Preferred Shares

The rights attached to the Class B Preferred Shares include the right to dividends in the amount of 10% per annum payable, in the first year in advance by the issuance of common shares at a price of $1.00 per share and thereafter monthly, in advance, in cash or common shares at the option of the holder, calculated at a price per share equal to the average trading price of the common shares for the ten (10) trading days before payment is due, and payable on the 15th day of each month. Each Class B Preferred Share has the right to five votes on any vote of the common shareholders. The Class B Preferred Shares as a class are convertible, in whole or in part at the option of the holder, into 4.1 common shares and 0.80 of a Variable Multiple Voting Share for each Class B Preferred Share converted. The Class B Preferred Shares rank, as to dividends, redemptions, and the distribution of assets upon liquidation, prior to (i) the common shares and the Class A Preferred Shares; and (ii) any class or series of shares of our capital stock created subsequent to these Class B Preferred Shares which by their terms rank junior to the Class A Preferred Shares and junior to the Class B

Preferred Shares; and (iii) the Variable Multiple Voting Shares; and (iv) any class or series of shares created subsequent to the Class B Preferred Shares.

Variable Multiple Voting Shares

The Variable Multiple Voting Shares rank equally with the common shares with respect to dividends and rights on liquidation. With regard to voting, each Variable Multiple Voting Share entitles the holder thereof to such number of votes for each Variable Multiple Voting Share as may be determined in accordance with the following formula:

V	=	LVS	x	10
CS

Where:

V	=	the number of votes attaching to each issued Variable Multiple Voting Share
LVS	=	the number of issued common shares, redesignated as Limited Voting Shares (other than the common shares issued from time to time on conversion of the Class B Preferred shares)
CS	=

7,229,912 (which represents the number of issued common shares as at March 16, 2006, which number shall be increased upon any subdivision and decrease upon any consolidation of the Limited Voting Shares after March 16, 2006 on the same basis as that subdivision or consolidation)

Based on the above formula, as of February 23, 2007, there were 18,071,101 shares of common stock issued and outstanding, resulting in 17.05 votes for each Variable Multiple Voting Share. As of February 23, 2007, there were 1,120,000 Variable Multiple Voting Shares issued, entitling the holder of these shares to a total of 19,102,352 votes.

LEGAL MATTERS

The validity of the issuance of common shares which are offered in this prospectus has been passed on by Clark Wilson LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and 2004, and for the years then ended have been audited by UHY LDMB Advisors Inc., our prior independent public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of UHY LDMB Advisors Inc. as an expert in accounting and auditing. Our consolidated financial statements as of December 31, 2003, and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, our current independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit reports covering each of the years ended December 31, 2005, 2004 and 2003 consolidated financial statements contain an explanatory paragraph that states that the Company’s recurring losses from operations, accumulated deficit and working capital deficit raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and file reports and other information with the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The registration statement, including all exhibits, may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference

Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings also are available to the public from the Commission’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all subsequent annual reports on Form 20-F, Form 40-F, or Form 10-KSB and all subsequent filings by us on Form 10-QSB, or 8-K, prior to termination of this offering. In addition we may incorporate by reference any Form 6-K subsequently filed by us by identifying in such Forms 6-K that they are being incorporated by reference into this prospectus.

1.

Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on June 30, 2006, as amended by Form 20-F/A filed on July 25, 2006, Form 20-F/A filed on October 31, 2006, and Form 20-F/A filed on December 6, 2006;

2.

Current Reports on Form 6-K filed on January 5, 2006, February 14, 2006, February 23, 2006, March 2, 2006, March 10, 2006, March 20, 2006, March 28, 2006, March 31, 2006, April 4, 2006, April 28, 2006, May 3, 2006, May 8, 2006, May 31, 2006, June 6, 2006, June 16, 2006, June 26, 2006, June 27, 2006, July 25, 2006, July 27, 2006, August 31, 2006, September 5, 2006, November 2, 2006, November 29, 2006, January 18, 2007 and February 8, 2007;

3.

The description of our common shares contained in our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2006, including all amendments and reports for the purpose of updating such description.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Clearly Canadian Beverage Corporation, 2267 10th Avenue W., Vancouver, British Columbia, Canada V6K 2J1. Our telephone number is (800) 663-5658.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company under British Columbia law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.

Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on June 30, 2006, as amended by Form 20-F/A filed on July 25, 2006, Form 20-F/A filed on October 31, 2006, and Form 20-F/A filed on December 6, 2006;

2.

Current Reports on Form 6-K filed on January 5, 2006, February 14, 2006, February 23, 2006, March 2, 2006, March 10, 2006, March 20, 2006, March 28, 2006, March 31, 2006, April 4, 2006, April 28, 2006, May 3, 2006, May 8, 2006, May 31, 2006, June 6, 2006, June 16, 2006, June 26, 2006, June 27, 2006, July 25, 2006, July 27, 2006, August 31, 2006, September 5, 2006, November 2, 2006, November 29, 2006, January 18, 2007 and February 8, 2007;

3.

The description of our common shares contained in our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2006, including all amendments and reports for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Clearly Canadian Beverage Corporation, 2267 10th Avenue W., Vancouver, British Columbia, Canada V6K 2J1. Our telephone number is (800) 663-5658.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that, subject to the Business Corporations Act (British Columbia), our directors shall cause our company to indemnify a director or former director of our company, or a director or former director of a corporation of which our company is or was a shareholder, and in either case the heirs and personal representatives of any such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of being or having been a director of our company or a director of such corporation, including any action brought by our company or any such corporation.

Our Articles of Incorporation also provide that, subject to the provision of the Business Corporations Act (British Columbia), the directors may cause our company to indemnify any officer of our company or of a corporation of which our company is or was a shareholder (notwithstanding that he is also a director), and his heirs and personal representatives, against all costs, charges and expenses whatsoever incurred by him or them and resulting from acting as an officer, employee or agent of our company or such corporation.

Under the Business Corporations Act (British Columbia), we may indemnify: (a) a present or former director or officer of our company; (b) a present or former director or officer of another corporation at a time when the corporation is or was an affiliate of our company or in which the person was acting at the request of our company; or (c) a person who, at the request of our company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding involving such person, or any of the heirs and personal or other legal representatives of the person or pursuant to which such person may be liable for a judgment, penalty or fine or expenses of the proceeding. We may also, and must if the person is successful in the proceeding, pay the expenses of the person in respect of such proceeding. Notwithstanding the foregoing, the Business Corporations Act (British Columbia) provides that the we must not indemnify, or pay the expenses of, the person if: (a) the person did not act honestly and in good faith the a view to the best interests of our company or other entity; (b) in a proceeding other than a civil proceeding, the person did not have reasonable grounds for believing that the persons’ conduct was lawful; or (c) if the proceeding is brought by our company or other entity.

We maintain Directors’ and Officers’ liability Insurance for our directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit
Number		Description
4.1	(1)	Stock Option Plan
4.2	(1)	Form of Stock Option Agreement for use under the Stock Option Plan
4.3	(1)	2006 Equity Incentive Plan
4.4	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Criterion Capital Corporation and our company
4.5	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Bruce E. Morley Law Corporation and our company
4.6	(1)	Severance Agreement dated October 17, 2005 between Clive Shallow and our company
5.1	(1)	Legal Opinion of Clark Wilson LLP
23.1	**	Consent of UHY LDMB Advisors Inc.
23.2	**	Consent of KPMG LLP
23.3	(1)	Consent of Clark Wilson LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1		Power of Attorney (included on the signature page to this Post-Effective Amendment No. 1 to the Registration Statement)

_______________
**	Filed herewith
(1)	Previously filed as an exhibit to and incorporated by reference from our Registration Statement on Form S-8, filed on February 10, 2006.

Item 9. Undertakings.

(a)      We hereby undertake:

          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)      For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(b)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers of controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on February 27, 2007.

CLEARLY CANADIAN BEVERAGE CORPORATION

By:  /s/ Brent Lokash
        Brent Lokash, President

POWER OF ATTORNEY

          Each person whose individual signature appears below hereby authorizes and appoints Brent Lokash, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Capacities	Date

/s/ Brent Lokash	President and Director	February 27, 2007
Brent Lokash	(Principal Executive Officer)

/s/ Matthew J. Hoogendoorn	Chief Financial Officer	February 27, 2007
Matthew J. Hoogendoorn	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Marco P. Markin	Director	February 27, 2007
Marco P. Markin

/s/ David Parkes	Director	February 27, 2007
David Parkes

/s/ Cameron Strang	Director	February 27, 2007
Cameron Strang

EXHIBIT INDEX

Exhibit
Number		Description
4.1	(1)	Stock Option Plan
4.2	(1)	Form of Stock Option Agreement for use under the Stock Option Plan
4.3	(1)	2006 Equity Incentive Plan
4.4	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Criterion Capital Corporation and our company
4.5	(1)	Consulting Agreement dated May 5, 2005 and amending memoranda dated September 30, 2005 and January 17, 2006 between Bruce E. Morley Law Corporation and our company
4.6	(1)	Severance Agreement dated October 17, 2005 between Clive Shallow and our company
5.1	(1)	Legal Opinion of Clark Wilson LLP
23.1	**	Consent of UHY LDMB Advisors Inc.
23.2	**	Consent of KPMG LLP
23.3	(1)	Consent of Clark Wilson LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1		Power of Attorney (included on the signature page to this Post-Effective Amendment No. 1 to the Registration Statement)

_______________
**	Filed herewith
(1)	Previously filed as an exhibit to and incorporated by reference from our Registration Statement on Form S-8, filed on February 10, 2006.